EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of September 11, 2007 by and between PROELITE, INC., a New Jersey corporation, with its principal office at 12121 Wilshire Boulevard, Suite 1001, Los Angeles, California 90025 (the “Company”), and TERRY TREBILCOCK (“Employee,” together with the Company, the “Parties”), with reference to the following facts:

WHEREAS, concurrently herewith, the Company is acquiring all or substantially all of the outstanding shares of capital stock of King of the Cage, Inc. (“KOTC”) pursuant to a Stock Purchase Agreement, dated as of September 11, 2007, by and among Juliemae Trebilcock, Employee, KOTC and the Company (the “Purchase Agreement”).

WHEREAS, Employee was a principal shareholder and has been serving as Vice President of KOTC.

WHEREAS, in connection with the Company’s acquisition of all of the outstanding shares of capital stock of KOTC, and as a condition thereto, the Company desires that Employee be employed by the Company.

WHEREAS, to this end, the Company and Employee desire to enter into this Agreement providing for Employee’s employment by the Company on the terms set forth herein.

NOW, THEREFORE, the Company and Employee desire to set forth in this Agreement the terms and conditions of the Employee’s employment with the Company.

ARTICLE I

EMPLOYMENT; TERM; DUTIES

1.1 Employment. Upon the terms and conditions hereinafter set forth, the Company hereby employs Employee, and Employee hereby accepts employment, to serve as President of the KOTC branch of EliteXC, a wholly-owned subsidiary of the Company, commencing September 7, 2007 (the “Commencement Date”) and, subject to Section 4.1, ending five years thereafter (the “Term”).

1.2 Duties. Employee shall supervise the production of live mixed martial arts events under the KOTC brand and such other or additional duties as may be assigned to him from time to time by the Chief Executive Officer of EliteXC (the “CEO”) pertaining to other activities of the Company provided that such other activities shall not materially interfere with the ability of Employee to earn the Incentive Payments and the Contingent Payments pursuant to the Purchase Agreement. Employee shall report to the CEO.

1.2.1 Employee shall use his best efforts and abilities faithfully and diligently to promote the Company’s business interests. For so long as Employee is employed by the Company, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company Group, which includes the Company, EliteXC Live and ProElite.com, and other entities the Company may form in the future, as such businesses are now or hereafter conducted. Subject to the foregoing prohibition and provided such services or investments do not violate any applicable law, regulation or order, or interfere in any way with the faithful and diligent performance by Employee of the services to the Company otherwise required or contemplated by this Agreement, the Company expressly acknowledges that Employee may:

(a) make and manage personal business investments of Employee’s choice without consulting the board of directors of the Company (the “Board”); and

(b) serve in any capacity with any non-profit civic, educational or charitable organization without consulting with the Board.

1.3 Covenants of Employee

1.3.1 Reports. Employee shall use his best efforts and skills to truthfully, accurately, and promptly make, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to the Company of which he may have custody, and promptly pay and deliver the same whenever he may be directed to do so by the Board.

1.3.2 Rules and Regulations. Employee shall obey all rules, regulations and special instructions of the Company, and all other rules, regulations, guides, handbooks, procedures, policies and special instructions applicable to the Company’s business in connection with his duties hereunder, including rules and regulations by state and federal authorities, and shall endeavor to improve his ability and knowledge of the Company’s business in an effort to increase the value of his services for the mutual benefit of the Company and the Employee.

1.3.3 Opportunities. Employee shall make all business opportunities of which he becomes aware that are relevant to the Company Group’s business available to the Company Group, and to no other person or entity or to himself individually.

ARTICLE II

COMPENSATION

2.1 Salary. During the Term, for all services rendered by Employee hereunder and all covenants and conditions undertaken by both Parties pursuant to this Agreement, the Company shall pay, and Employee shall accept, as compensation, an annual salary of $150,000 (“Salary”), which shall be payable in accordance with the normal payroll practices of the Company.

2.1.1 For a period of 5 years and in connection with the Purchase Agreement, Employee shall receive 20% of KOTC’s earning before interest, taxes, depreciation and amortization (“EBITDA”) over: (i) $850,000 for the 12-month period ending October, 2008; (ii) $1,050,000 for the 12-month period ending October, 2009; (iii) $1,150,000 for the 12-month period ending October, 2010; (iv) $1,450,000 for the 12-month period ending October, 2011; and (v) $1,650,000 for the 12-month period ending October, 2012, (the “Incentive Payments”). The Incentive Payments shall be paid the Employee within 180 days after the end of each 12-month period. For purposes of this Section 2.1.1, EBITDA of KOTC shall be determined in accordance with the provisions of the Purchase Agreement.

2.2 Bonus. At the discretion of the Board, in addition to the Incentive Payments, Employee may receive a bonus at the end of each calendar year, based on such criteria deemed appropriate from time to time by the Board of Directors or the Company’s Compensation Committee.

2.3 Withholding. The Company may deduct from any compensation payable to Employee (including payments made pursuant to Section 2 of this Agreement in connection with or following termination of employment) amounts sufficient to cover Employee’s share of applicable federal, state and/or local income tax withholding, old-age and survivors’ and other social security payments, state disability and other insurance premiums and payments.

2.4 Benefits. Employee shall be entitled to participate on the same basis in all offered benefits or programs as are generally available to the other executives of the Company.

2.5 E&O Insurance. Employee shall be covered by the Company’s Errors and Omissions insurance policy.

ARTICLE III

BUSINESS EXPENSES

3.1 Business Expenses. Employee will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of the Company consistent with the Company’s policies and procedures, including prior approval requirements and submission of appropriate supporting documentation. From time to time, the Company and Employee shall determine a pre-approved budget for automobiles, communications devices and rent.

ARTICLE IV

TERMINATION OF EMPLOYMENT
4.1 Termination

4.1.1 Employee’s employment pursuant to this Agreement shall terminate on the earliest to occur of the following:

(a) upon the death of Employee (“Death”);

(b) upon the delivery to Employee of written notice of termination by the Company if Employee shall suffer a physical or mental disability or illness which renders Employee, in the reasonable judgment of the Board, unable to perform his duties and obligations under this Agreement, with or without reasonable accommodation, for either 60 consecutive days or 180 days in any 12-month period (“Disability”);

(c) upon delivery to the Company of written notice of termination by the Employee for Good Reason;

(d) upon delivery to Employee of written notice of termination by the Company for Cause;

(e) September __, 2012.

4.2 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.2.1 “Cause” shall mean, in the context of a basis for termination of Employee’s employment with the Company, that:

(a) Employee is convicted of, or pleas nolo contendere (no contest) to, any crime (whether or not involving any of the Company Group) constituting a felony in the jurisdiction involved relating to moral turpitude or financial matters;

(b) Employee’s willful misconduct in the performance of Employee’s duties hereunder;

(c) Employee’s gross negligence in the performance of his duties hereunder or willful and repeated failure or refusal to perform such duties as may be delegated to Employee the Company commensurate with his position; or

(d) Employee is in material breach of any provision of this Agreement.

In the event of any of Sections 4.2.1 (b), (c) or (d), the Company shall have first provided written notice to Employee of any such claimed willful misconduct, gross negligence or material breach with exact details of the claimed Cause and the Employee shall have had thirty (30) days from the date of receipt of such written notice to cure any such willful misconduct, gross negligence or material breach; if curable, and in the event Employee does so cure such misconduct, negligence or breach within said thirty (30) days, such claimed misconduct, negligence or breach shall not constitute Cause or a breach of this Agreement.

4.2.2 “Good Reason” giving rise to Employee’s right to terminate this Agreement means if Employee claims that the Company has materially breached this Agreement, Employee shall have first provided written notice to the Company of any such claimed material breach with exact details of the claimed material breach and the Company shall have had thirty (30) days from the date of receipt of such written notice to cure any such breach; if curable, and in the event the Company does so cure such breach within said thirty (30) days, such claimed breach shall not constitute good reason or a breach of this Agreement.

ARTICLE V

INVENTIONS AND TRADEMARK; CONFIDENTIAL INFORMATION; NON-DISCLOSURE; UNFAIR COMPETITION; CONFLICT OF INTEREST

5.1 Inventions and Trademark. All ideas, inventions, trademarks, proprietary information, know-how, processes and other developments or improvements developed by Employee, alone or with others, during the Term, that are within the scope of the Company’s business operations or that relate to the Company’s work or projects, are the exclusive property of the Company. In that regard, Employee agrees to disclose promptly to the Company any and all inventions, discoveries, trademarks, proprietary information, know-how, processes or improvements, patentable or otherwise, that he may make from the beginning of Employee’s employment until the termination thereof, that relate to the business of the Company Group, whether such is made solely or jointly with others. Employee further agrees that, during the Term, he will provide the Company with a reasonable level of assistance, at the Company’s sole option and expense, to obtain patents in the United States of America, or elsewhere on any such ideas, inventions, trademarks and other developments, and agrees to execute all documents necessary to obtain such patents in the Company’s name.

5.2 Confidential Information. Employee shall hold and keep confidential for the benefit of the Company all secret or confidential information, files, documents other media in which confidential information is contained, knowledge or data (collectively the “Confidential Information”) relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by Employee during his employment by the Company or any of its affiliated companies. Confidential Information does not include information that is already public knowledge at the time of disclosure (other than by acts by Employee or his representatives in violation of this Agreement) or that is provided to Employee by a third party without an obligation with the Company to maintain the confidentiality of such information. After termination of Employee’s employment with the Company, he shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to anyone other than the Company and those designated by it. Employee shall acknowledge that all confidential documents are and shall remain the sole and exclusive property of the Company regardless of who originally acquired the confidential documents. Employee agrees to return to the Company promptly upon the expiration or termination of his employment or at any other time when requested by the Company, any and all property of the Company, including, but not limited to, all confidential documents and copies thereof in his possession or control. Any loss resulting from a breach of the foregoing obligations by Employee to protect the Confidential Information could not be reasonably or adequately compensated in damages in an action at law. Therefore, in addition to other remedies provided by law or this Agreement, the Company shall have the right to obtain injunctive relief, in the appropriate court, at any time, against the dissemination by Employee of the Confidential Information, or the use of such information by Employee in violation hereof.

5.2.1 Restriction on Use of Confidential/Trade Secret Information. Employee agrees that his use of confidential/trade secret information is subject to the following restrictions for an indefinite period of time so long as the confidential/trade secret information has not become generally known to the public:

(a) Non-Disclosure. Employee agrees that he will not publish or disclose, or allow to be published or disclosed, confidential/trade secret information to any person without the prior written authorization of the Company unless pursuant to Employee’s job duties to the Company under this Agreement.

(b) Non-Removal/Surrender. Employee agrees that he will not remove any confidential/trade secret information from the offices of the Company or the premises of any facility in which the Company is performing services, except pursuant to his duties under this Agreement. Employee further agrees that he shall surrender to the Company all documents and materials in his possession or control which contain confidential/trade secret information and which are the property of the Company upon the termination of this Agreement, and that he shall not thereafter retain any copies of any such materials.

5.2.2 Non-Solicitation of Customers/Prohibition Against Unfair Competition. Employee agrees that at no time after his employment with the Company will he engage in competition with the Company while making any use of the Company’s confidential/trade secret information. Employee agrees that he will not directly or indirectly accept or solicit, whether as an employee, independent contractor or in any other capacity, the business of any customer of the Company with whom Employee worked or otherwise had access to the Company’s confidential/trade secret information pertaining to its business with that customer during the last year of his employment with the Company.

5.3 Non-Solicitation During Employment. Employee shall not during his employment inappropriately interfere with the Company’s business relationship with its customers or suppliers or solicit any of the employees of the Company to leave the employ of the Company.

5.4 Non-Solicitation of Employees. Employee agrees that, for one year following the termination of his employment, he shall not, directly or indirectly, ask or encourage any of the Company’s employees to leave their employment with the Company or solicit any of the Company’s employees for employment.

5.5 Breach of Provisions. If the Employee breaches any of the provisions of this Section 5, or in the event that any such breach is threatened by the Employee, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Section 5.

5.6 Reasonable Restrictions. The parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this Section 5, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

ARTICLE VI

MISCELLANEOUS

6.1 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, distributees, successors and assigns. Employee may not assign any of his rights and obligations under this Agreement. the Company may assign its rights and obligations under this Agreement to any successor entity or affiliate subject to the approval of Employee not to be unreasonably withheld or delayed.

6.2 Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made (a) when personally delivered or (b) when sent by telecopier and confirmed within 48 hours by letter mailed or delivered to the party to be notified at its or his/hers address set forth herein; or three days after being sent by registered or certified mail, return receipt requested, (or by equivalent currier with delivery documentation such as FEDEX or UPS) to the address of the other party set forth or to such other address as may be specified by notice given in accordance with this Section 6.2:

If to the Company:	ProElite, Inc. 12121 Wilshire Boulevard, Suite 1001 Los Angeles, California 90025 Telephone: (310) 526-8700 Facsimile: (310) 526-8740 Attention: Douglas DeLuca, Chief Executive Officer

If to Employee:	Terry Trebilcock 5395 Bullpen Drive Fontana, California 92336 Telephone: (951) 733 2243 Facsimile: (909) 899 6397

With a Copy to:	Howard M. Zelener, Esq. 1749 Sixth Avenue Redlands, California 92374 Telephone: (909) 798 6100 Facsimile: (909) 798 4898

6.3 Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

6.4 Waiver. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid, unless expressed in a writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

6.5 Entire Agreement. This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Employee, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. This Agreement does not constitute a commitment of the Company with regard to Employee’s employment, express or implied, other than to the extent expressly provided for herein.

6.6 Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.

6.7 Authority. The Parties each represent and warrant that it or he has the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

6.8 Attorneys’ Fees. If either party hereto commences an arbitration or other action against the other party to enforce any of the terms hereof or because of the breach by such other party of any of the terms hereof, the prevailing party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing party in connection with such action, including, without limitation, all reasonable attorneys’ fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

6.9 Titles. The titles of the sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

6.10 Applicable Law; Choice of Forum. This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of California without giving effect to principles relating to conflicts of law.

6.11 Arbitration.

6.11.1 Scope. To the fullest extent permitted by law, Employee and the Company agree to the binding arbitration of any and all controversies, claims or disputes between them arising out of or in any way related to this Agreement, the employment relationship between the Company and Employee and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall apply to them to the extent Employee’s claims arise out of or relate to their actions on behalf of the Company.

6.11.2 Arbitration Procedure. To commence any such arbitration proceeding, the party commencing the arbitration must provide the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall this notice for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations. The arbitration will be conducted in Los Angeles, California, by a single neutral arbitrator and in accordance with the then-current rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The Arbitrator is to be selected by the mutual agreement of the Parties. If the Parties cannot agree, the Superior Court will select the arbitrator. The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. The award shall be binding and the Parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof. The Company shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

6.12 This Agreement shall not be terminated by any voluntary or involuntary dissolution of the Company resulting from either a merger or consolidation in which the Company is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of the Company. In the event of any such merger or consolidation or transfer of assets, Employee’s rights, benefits and obligations hereunder shall be assigned to the surviving or resulting corporation or the transferee of the Company’s assets.

6.13 To the extent not covered or defined herein, any applicable or defined terms of the Purchase Agreement are hereby incorporated by reference herein.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

__________________________________ Terry Trebilcock	ProElite, Inc., a New Jersey corporation By: ___________________________________ Name: ____________________________ Title: _____________________________